Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Intellia Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o) and 457(r)	—	—	$400,000,000	$0.0000927	$37,080

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—

	Total Offering Amounts					$400,000,000		$37,080

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$37,080

(1)	The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)

Calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on November 30, 2020 (File No. 333-251022).